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Exhibit 1

ABER DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

For the
Annual Meeting of Shareholders
June 9, 2005

April 25, 2005

ABER DIAMOND CORPORATION

INVITATION TO SHAREHOLDERS

Dear Shareholder:

        On behalf of the Board of Directors, management and employees, we invite you to attend Aber Diamond Corporation's Annual Meeting of Shareholders on Thursday, June 9, 2005.

        The items of business to be considered at this Meeting are described in the Notice of Annual Meeting and Management Proxy Circular. No matter how many shares you hold, your participation at shareholders' meetings is very important. If you are unable to attend the Meeting in person, we encourage you to vote by following the voting instructions included on the proxy form.

        During the Meeting, we will review Aber's business during fiscal 2004/05 and our plans for the future. You will also have an opportunity to ask questions and to meet your Directors and Executives.

        We look forward to seeing you at the Meeting.

Sincerely,

ROBERT A. GANNICOTT Chairman & Chief Executive Officer	THOMAS J. O'NEILL President

ABER DIAMOND CORPORATION
P.O. Box 4569, Station A
Toronto, Ontario
M5W 4T9

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that an Annual Meeting (the "Meeting") of shareholders of ABER DIAMOND CORPORATION (the "Corporation") will be held at The TSX Broadcast & Conference Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario, at 10:00 a.m. (Toronto time) on Thursday, June 9, 2005, for the following purposes:

1.
to receive the audited consolidated financial statements of the Corporation for the fiscal year ended January 31, 2005, together with the report of the auditors thereon;

2.
to elect directors;

3.
to appoint auditors and authorize the directors to fix their remuneration; and

4.
to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

        The accompanying Management Proxy Circular of the Corporation provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

        Shareholders who cannot attend the Meeting in person may vote by proxy. Instructions on how to complete and return the proxy are provided with the proxy form and are described in the Management Proxy Circular. To be valid, proxies must be received by CIBC Mellon Trust Company ("CIBC Mellon") at 200 Queen's Quay East, Unit 6, Toronto, Ontario, Canada, M5A 4K9, no later than 5:00 p.m. (Toronto time) on June 7, 2005, or if the Meeting is adjourned, no later than 10:00 a.m. (Toronto time) on the last business day preceding the day to which the Meeting is adjourned.

BY ORDER OF THE BOARD
Lyle R. Hepburn Corporate Secretary April 25, 2005

ABER DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

All information is as of April 25, 2005 and all dollar figures are in Canadian dollars, unless otherwise indicated.

Q&A ON PROXY VOTING

Q:
What am I voting on?

A:
Shareholders are voting on the election of directors to the Board of the Corporation, the appointment of auditors for the Corporation and authorizing the directors to fix the remuneration of the auditors.

Q:
Who is entitled to vote?

A:
If you owned your shares as at the close of business on April 18, 2005, you are entitled to vote. Each Common Share is entitled to one vote on those items of business identified in the Notice of Annual Meeting of Shareholders.

  If you acquired your shares after April 18, 2005, you must produce properly endorsed share certificates or otherwise establish that you own the shares and must ask the Corporation no later than 5:00 p.m. (Eastern Standard Time) on May 30, 2005 that your name be included in the list of shareholders before the meeting in order to be entitled to vote these shares at the meeting.

Q:
How do I vote?

A:
There are two ways you can vote. You may vote in person at the meeting, in which case please read the instructions set out after the following question. If you do not plan to attend the meeting and you are a registered shareholder you may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a shareholder, to represent you as proxyholder and vote your shares at the meeting. If your shares are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), you will have received from your nominee either a request for voting instructions or a form of proxy for the number of shares you hold. For your shares to be voted for you, please follow the voting instructions provided by your nominee.

Q:
What if I plan to attend the meeting and vote in person?

A:
If you are a registered shareholder and plan to attend the meeting and wish to vote your shares in person at the meeting, do not complete or return the form of proxy. Your vote will be taken and counted at the meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the meeting.

  If your shares are held in the name of a nominee, the Corporation may have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. Therefore, if you wish to vote in person at the meeting, insert your own name in the space provided on the request for voting instructions or form of proxy and return it by following the instructions provided to you by your nominee. Do not otherwise complete the form as your vote will be taken at the meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the meeting.

Q:
Who is soliciting my proxy?

A:
The enclosed form of proxy is being solicited by the management of the Corporation and the associated costs will be borne by the Corporation. The solicitation will be made primarily by mail but may also be made by telephone, in writing or in person by employees of the Corporation.

Q:
What if I sign the form of proxy enclosed with this circular?

A:
Signing the enclosed form of proxy gives authority to Lars-Eric Johansson or Robert A. Gannicott, each of whom is a director of the Corporation, or to another person you have appointed, to vote your shares at the meeting.

Q:
Can I appoint someone other than these directors to vote my shares?

A:
Yes. Write the name of this person, who need not be a shareholder, in the blank space provided in the form of proxy.

  It is important to ensure that any other person you appoint is attending the meeting and is aware that he or she has been appointed to vote your shares. Proxyholders should, upon arrival at the meeting, present themselves to a representative of CIBC Mellon Trust Company.

Q:
What do I do with my completed proxy?

A:
If you are a registered shareholder, return the proxy to the Corporation's transfer agent, CIBC Mellon Trust Company, in the envelope provided, or by fax to (416) 643-5570, so that it arrives no later than 5:00 p.m. (Eastern Standard Time) on Wednesday, June 7, 2005 to record your vote. If your shares are held in the name of a nominee, please follow the voting instructions provided by your nominee.

Q:
If I change my mind, can I take back my proxy once I have given it?

A:
Yes. If you change your mind and wish to revoke your proxy, prepare a written statement to this effect. The statement must be signed by you or your attorney as authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized. This statement must be delivered to the Secretary of the Corporation at the following address no later than 5:00 p.m. (Eastern Standard Time) on Wednesday, June 7, 2005 or to the Chairman on the day of the meeting, June 9, 2005, or any adjournment of the meeting.

  Aber Diamond Corporation
  P.O. Box 4569, Station A
  Toronto, Ontario    M5W 4T9

  Attention: Lyle R. Hepburn
  Fax No.: (416) 362-2230

Q:
How will my shares be voted if I give my proxy?

A:
The persons named on the form of proxy must vote for or against or withhold from voting your shares in accordance with your directions, or you can let your proxyholder decide for you. In the absence of such directions, proxies received by management will be voted in favour of the election of directors to the Board and the appointment of auditors.

Q:
What if amendments are made to these matters or if other matters are brought before the meeting?

A:
The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual Meeting of Shareholders and with respect to other matters which may properly come before the meeting. As of the time of printing of this Management Proxy Circular, management of the Corporation knows of no such amendment, variation or other matter expected to come before the meeting. If any other matters properly come before the meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:
How many shares are entitled to vote?

A:
As of April 18, 2005, there were outstanding 57,899,610 Common Shares of the Corporation. Each registered shareholder has one vote for each Common Share held at the close of business on April 18, 2005.

  To the knowledge of the directors and officers of the Corporation, as of April 18, 2005 no one person or entity beneficially owned, directly or indirectly, or exercised control or direction over more than 10% of the outstanding Common Shares of the Corporation.

Q:
How will the votes be counted?

A:
Each question brought before the meeting is determined by a majority of votes cast on the question. In the case of equal votes, the Chairman of the meeting is entitled to a second or casting vote.

Q:
Who counts the votes?

A:
The Corporation's transfer agent, CIBC Mellon Trust Company, counts and tabulates the proxies. This is done independently of the Corporation to preserve the confidentiality of individual shareholder votes. Proxies are referred to the Corporation only in cases where a shareholder clearly intends to communicate with management or when it is necessary to do so to meet the requirements of applicable law.

Q:
If I need to contact the transfer agent, how do I reach them?

A:
You can contact the transfer agent by mail at:

  CIBC Mellon Trust Company Trust Company
  320 Bay Street, 3rd Floor
  Toronto, Ontario    M5H 4A6

  or by telephone: (416) 643-5500 or 1-800-387-0825

BUSINESS OF THE MEETING

Financial Statements

        The Consolidated Financial Statements for the year ended January 31, 2005 are included in the Annual Report, which has been mailed to shareholders with this Management Proxy Circular.

Election of Directors

        The Articles of the Corporation provide that the minimum number of directors shall be three and the maximum number shall be 12. There are currently nine directors. The directors of the Corporation are elected annually and hold office until the next annual meeting of shareholders or until their successors in office are duly elected or appointed, unless a director's office is earlier vacated in accordance with the by-laws of the Corporation or the Canada Business Corporations Act, or he or she becomes disqualified to act as a director. The Board of Directors of the Corporation (the "Board") have fixed the number of directors to be elected at the Meeting at nine. It is proposed that the persons set out herein be nominated for election as directors of the Corporation for the ensuing year.

        Management does not contemplate that any of the persons proposed to be nominated will be unable to serve as a director. If prior to the Meeting any of such nominees is unable or unwilling to serve, the persons named in the accompanying form of proxy will vote for another nominee or nominees in their discretion if additional nominations are made at the Meeting.

        The list of directors and their biographies follows under the heading "Nominees for Election to Board of Directors". Each director's attendance at Board and Committee meetings is set forth under the heading "Board of Directors Meetings Held and Attendance of Directors".

        Except as set out below, to the knowledge of the Corporation, no director of the Corporation is, or has been in the last ten years, a director or executive officer of an issuer that, while that person was acting in that capacity, (a) was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than 30 consecutive days, (b) was subject to an event that resulted, after that person ceased to be a director or executive officer, in the issuer being the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (c) or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. To the knowledge of the Corporation, in the past ten years, no director has become bankrupt, made a proposal under any legislation related to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director.

        Lars-Eric Johansson is the Executive Vice-President and Chief Executive Officer of Kinross Gold Corporation, a reporting issuer in Ontario, British Columbia, Alberta, Saskatchewan, Manitoba, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland. Kinross is currently subject to a cease trading order issued by the Toronto Stock Exchange on April 1, 2005 for failure to file its annual financial statements.

Appointment of Auditors

        Shareholders will be asked to vote for the reappointment of KPMG LLP, as auditors for the Corporation for the ensuing year, and to authorize the directors of the Corporation to fix their remuneration.

        Fees paid to KPMG LLP during the years ended January 31, 2004 and 2005 were as follows:

	2005	2004
Audit Fees(1)	$923,132	$168,615
Audit Related Fees(2)	$443,268	$125,646
Tax Fees(3)	$192,193	$110,793
All other Fees(4)	$4,000	$2,500

(1)
Includes audit and review services.

(2)
Includes SOX 404 work and various audit services required as per legal obligations.

(3)
Primarily tax advisory services.

(4)
Review of annual meeting materials.

        The Audit Committee has considered whether the magnitude and nature of these services is compatible with maintaining the independence of the external auditors and has determined that the independence of the external auditors is maintained.

Other Matters

        Management does not know of any other matters to be presented to the Meeting. If other matters should be properly presented at the Meeting, the persons named in the accompanying form of proxy will vote the Common Shares represented by such proxy with respect to such matters in accordance with their best judgment.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Name of Director	Biography
Robert A. Gannicott Chairman and Chief Executive Officer Director since June 19, 1992 Common Shares(1): 799,050 Stock Options: 1,040,000	Robert A. Gannicott of Toronto, Ontario, Canada, was appointed the President and Chief Executive Officer of the Corporation in September 1999. Upon the appointment of Mr. O'Neill as President on April 15, 2004, Mr. Gannicott continued his duties as Chief Executive Officer and was appointed Chairman of the Board on June 22, 2004. A geologist, Mr. Gannicott has worked extensively in the Northwest Territories and in Greenland. He has recently chaired the CIM/OSC Diamond Exploration Disclosure Committee. He is a director of Strongbow Exploration Inc.
Lars-Eric Johansson(2)(4) Director since June 2, 2003 Common Shares(1): Nil Stock Options: 15,000 Deferred Share Units: 2,492
Lars-Eric Johansson of Toronto, Ontario, Canada is Executive Vice-President and Chief Financial Officer of Kinross Gold Corporation. Mr. Johansson recently served as Special Advisor on Project Financing to Falconbridge Limited's Koniambo nickel project in New Caladonia and served as the Executive Vice-President and Chief Financial Officer of Noranda Inc. Mr. Johansson is Chairman of the Board of Forsbecks AB, Sweden and a director of Tiberon Minerals Limited.

Lyndon Lea(3) Director since December 3, 2004 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 3,025	Lyndon Lea of London, England, has been an investor with Hicks Muse (EU) Partners LLP since 1998.
Laurent E. Mommeja(2)(3) Director since June 22, 2004 Common Shares:(1) Nil Stock Options: Nil Deferred Share Units: 3,025
Laurent E. Mommeja of Paris, France, was appointed as the Director of Europe and the Middle East for Hermes International as of January 2001. Prior to this appointment he was the Chief Executive Officer and President of Hermes of Paris Inc., a US subsidiary of Hermes International.
Thomas J. O'Neill President Director since July 22, 2002 Common Shares(1): Nil Stock Options: 135,000
Thomas J. O'Neill of Paris, France, was appointed the President of the Corporation and Chief Executive Officer of the Corporation's subsidiaries, Harry Winston, Inc. and H.W. Holdings, Inc., on April 15, 2004. Prior to his appointment, Mr. O'Neill was a director and President Worldwide, Burberry Group plc, a British retailer and luxury goods company. Mr. O'Neill's career in luxury retailing includes senior executive positions with Tiffany & Co, Louis Vuitton and LVMH. He is a director of C & J Clark Limited, U.K.
J. Roger B. Phillimore Director since November 17, 1994 Common Shares: 25,000 Stock Options: 135,000 Deferred Share Units: 14,603
J. Roger B. Phillimore of London, England, is a corporate director and advisor to companies primarily in the natural resource industry. He is the Deputy Chairman of Lonmin plc, a mining corporation based in Britain. For 20 years up to 1993, he was employed by the Anglo American Corporation of South Africa group of companies, including 11 years as a senior executive and director of Minorco S.A.
D. Grenville Thomas Director since July 7, 1980 Common Shares(1): 538,233 Stock Options: 65,000 Deferred Share Units: 2,015
D. Grenville Thomas of Vancouver, British Columbia, Canada, is a mining engineer and is the Corporation's founder and current Honorary Chairman, after having served as President and Chief Executive Officer until 1996 and Chairman from 1996 until 1998. From 1967 to 1976 he worked as a self-employed mineral property prospector and contractor, focusing primarily on properties located in the Northwest Territories. He is a director of Strongbow Exploration Inc. and Helio Resources Corp.

Eira M. Thomas(2)(3)(4) Director since April 28, 1998 Common Shares(1): 26,500 Stock Options: 90,000 Deferred Share Units: 2,290
Eira M. Thomas of Vancouver, British Columbia, Canada, is a geologist and has been a director, President and Chief Executive Officer of Stornoway Diamond Corporation since July 2003. She was President of Navigator Exploration Corp. from March 2000 to July 2003, and a director of that company until May 2004. Prior to that she worked with the Corporation as a geologist and went on to become Vice-President, Exploration for the Corporation. She is a director of Strongbow Exploration Inc., Fortress Minerals Corp., International Uranium Corporation, and is on the boards of The Prospectors and Developers Association of Canada and the Northwest Territories and Nunavut Chamber of Mines.
John M. Willson(3)(4) Director since January 25, 2005 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 3,016
John M. Willson of Vancouver, British Columbia, Canada, has been serving as a corporate director of a number of publicly traded companies since April 20, 2000. Prior to that he served as President and Chief Executive Officer of Placer Dome Inc. He is a director of Nexen Inc., Finning International Inc., Panamerican Silver Corp., Graventa (Canada) Ltd. and Placer Dome Inc.

(1)
"Common Shares" refers to the number of Common Shares of the Corporation owned by each nominee for election as director and includes all Common Shares beneficially owned, directly or indirectly, or over which such nominee exercised control or direction. Such information, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

(2)
Member of the Audit Committee.

(3)
Member of the Human Resources and Compensation Committee.

(4)
Member of the Corporate Governance Committee.

Compensation of Directors

        The Corporation's policy with respect to directors' compensation was developed by the Corporate Governance Committee with reference to comparative data and recommendations of the Corporation's compensation consultants.

        During the fiscal year ended January 31, 2005, each director was paid an annual retainer of $60,000.00, which was paid in semi-annual installments. The Chairman of the Audit Committee was paid an annual retainer of $15,000.00 and the Chairmen of the Corporate Governance Committee and the Human Resources & Compensation Committee were each paid an annual retainer of $5,000.00. Non-executive directors were paid $1,500.00 per meeting of the Board or any Committee of the Corporation for which they attended in person or participated in by conference call, with an extra meeting fee of $1,500.00 for directors who traveled from out of the province. Directors were also entitled to be reimbursed for all travel and out-of-pockets costs properly incurred in carrying out their duties as directors. The Chairman and Chief Executive Officer, Robert A. Gannicott, did not receive any compensation for serving as a director of the Corporation. Thomas J. O'Neill received normal director's fees in the amount of $41,500.00 prior to becoming President of the Corporation on April 15, 2004.

        Effective as of February 1, 2004, the Corporation adopted a Deferred Share Unit Plan (the "DSU Plan") for its directors. Under the DSU Plan, non-executive directors receive an initial grant of 2,000 deferred share units ("DSUs") when they are first appointed to the Board and an annual grant of 1,000 DSUs at the beginning of each fiscal year thereafter. DSUs granted under the DSU Plan vest immediately, but are only redeemable upon retirement or death. Directors may also elect to take all or a portion of their annual retainer and meeting fees in the form of DSUs. When a dividend is paid on the Corporation's Common Shares, each director's DSU account is allocated additional DSUs equal in value to the dividend paid on an equivalent number of the Corporation's Common Shares. The value of the DSUs credited to a director is payable when he or she ceases to serve as a director of the Corporation. The value is calculated by multiplying the number of DSUs in the director's account by the market value of a Common Share of the Corporation at the time of payment. With the introduction of the DSU Plan, a decision was made to discontinue option grants to the non-executive directors.

        The Corporation has adopted share ownership guidelines for directors, requiring each director to own Common Shares of the Corporation, or hold DSUs, having a value of $200,000 within five years of joining the Board.

        In addition to his regular director's compensation, J. Roger B. Phillimore was paid $200,000 during the fiscal year in respect of consulting services in accordance with a consulting agreement dated September 1, 1999. Mr. Phillimore was also granted 11,500 DSUs in the fiscal year in respect of services performed on behalf of the Corporation, in addition to his regular director's remuneration.

BOARD OF DIRECTORS MEETINGS HELD AND ATTENDANCE OF DIRECTORS

        The information presented below reflects meetings of the Board of Directors and Committees held and attendance of the directors for the fiscal year ended January 31, 2005. Robert A. Gannicott, Chief Executive Officer of the Corporation, was not a member of any of the Corporation's Committees during the year. Thomas J. O'Neill resigned from the Corporation's Committees he sat on at the time he was appointed President of the Corporation.

Summary of Board and Committee Meetings Held

Meetings
Board of Directors:	13
Corporate Governance Committee:	3
Audit Committee:	7
Human Resources and Compensation Committee	5

Summary of Attendance of Directors

	Board Meetings Attended	Committee Meetings Attended
Robert A. Gannicott	13/13	N/A
Lars-Eric Johansson(1)	12/13	15/15
Lyndon Lea(2)	0/1	N/A
Laurent E. Mommeja(3)	4/4	8/8
Thomas J. O'Neill(4)	10/13	2/2
J. Roger B. Phillimore	11/13	N/A
D. Grenville Thomas	12/13	N/A
Eira M. Thomas(5)	13/13	12/12
John M. Willson(6)	N/A	N/A

(1)
Member of the Audit Committee, Corporate Governance Committee and the Human Resources and Compensation Committee for the entire year.

(2)
Became a director on December 3, 2004.

(3)
Became a director and a member of the Audit Committee, Corporate Governance Committee and the Human Resources and Compensation Committee on June 22, 2004 and has attended all Board and Committee meetings since becoming a director.

(4)
Member of the Human Resources and Compensation Committee, Audit Committee and the Corporate Governance Committee until April 5, 2004.

(5)
Member of the Audit Committee for the entire year. Became a member of the Corporate Governance Committee and the Human Resources and Compensation Committee on June 22, 2004.

(6)
John M. Willson became a director of the Corporation on January 25, 2005. There were no committee or board meetings subsequent to his appointment and prior to January 31, 2005.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

        Except as described in this section, no informed person of the Corporation, proposed director of the Corporation and no associate or affiliate of such informed person or proposed director has any material interest, direct or indirect, in any transaction since the commencement of the Corporation's last completed fiscal year or in any proposed transaction, which, in either case, has materially affected or would materially affect the Corporation or any of its subsidiaries.

        In 1999, the Corporation and Tiffany & Co. ("Tiffany") entered into a strategic alliance. The Aber-Tiffany agreement, signed in July 1999, involved a $104 million private placement of Aber equity (8,000,000 shares) and a 10-year diamond purchase agreement through an Aber-Tiffany partnership vehicle of a minimum of US$50 million per year commencing at the beginning of production from the Diavik diamond mine. The diamond supply agreement was revised in March 2003 to allow for direct sales of rough diamonds by Aber Diamond Mines Ltd., a wholly owned subsidiary of the Corporation located in Yellowknife, Northwest Territories, to Tiffany rather than through the Aber-Tiffany partnership vehicle. In March 2003, the supply of diamonds commenced to Tiffany under the terms of the agreement. James N. Fernandez, the Executive Vice-President of Tiffany, was appointed to the Board as a nominee of Tiffany's on July 30, 1999, and he resigned on December 6, 2004. Immediately following this, Tiffany sold its interest in the Corporation.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        The Corporation maintains a directors' and officers' liability insurance policy with a policy limit of US$30,000,000 that is subject to deductibles between US$100,000 and US$500,000. The policy is renewed annually. The current policy has an annual premium of US$601,154 and expires September 1, 2005.

        The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of the Corporation and its subsidiaries. The policy also provides protection to the Corporation for claims made against directors and officers for which the Corporation has granted directors and officers indemnity, as is required or permitted under applicable statutory or by-law provisions.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

        As of the date hereof, no director, executive officer or senior officer of the Corporation, or proposed nominee for election as director, or any of their respective associates, is indebted to the Corporation or any of its subsidiaries or has indebtedness to another entity which has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The fundamental responsibility of the Board is to appoint a competent executive team and to oversee the management of the business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner via an appropriate system of corporate governance and internal control. The Board has adopted specific Guidelines which are posted on its website www.aber.ca.

        Both management and the Board have conscientiously monitored and, where appropriate, responded to both Canadian and U.S. regulatory developments aimed at improving corporate governance, increasing corporate accountability and enhancing the transparency of public company disclosure. One of the most significant developments affecting the Corporation is the U.S. Sarbanes-Oxley Act. This law increased management accountability for violations of U.S. securities laws and revised U.S. securities laws governing corporate disclosure and conflicts of interest. Many provisions of this act apply to the Corporation as a non-U.S. public company with securities listed on a U.S. exchange. An important aspect of this law that has been implemented by the U.S. Securities and Exchange Commission is the certification of disclosure in a foreign company's annual report. The Corporation's principal executive officer and principal financial officer are required to certify financial and other information contained in the Corporation's Annual Financial Statements and Annual Report required to be filed under Canada and U.S. Securities laws and NASDA rules. Robert A. Gannicott, the Chairman and Chief Executive Officer, and Alice Murphy, the Chief Financial Officer, will make the required certifications on the Annual Financial Statements and Annual Report relating to the fiscal year ended January 31, 2005.

        The Corporation has a sound governance structure in place at both management and board levels and a comprehensive system of internal controls relating to financial record reliability. These structures and systems are continually assessed, reviewed and enhanced in light of ongoing Canadian and U.S. regulatory developments affecting corporate governance, accountability and disclosure.

        In Schedule A to this Circular, entitled "Statement of Corporate Governance Practices", the Corporation's governance procedures are compared with the Toronto Stock Exchange guidelines for corporate governance. Comments are also included in respect of the Corporation's response to the Sarbanes-Oxley Act and rules adopted by the Canadian Securities Regulators and NASDAQ.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to the quality and integrity of financial information, reporting disclosure, risk management, the performance, qualifications and independence of the external auditor, the performance of the internal audit function, and legal and regulatory compliance. `

        In 2005, the Audit Committee and the Corporate Governance Committee reviewed the Audit Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on January 25, 2005. The Charter is available on the Corporation's website www.aber.ca.

        To assist in the timely fulfillment of its Charter, the Audit Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

  •
  reviewed with management and the external auditors and recommended for approval by the Board: the Corporation's Quarterly Financial Statements, Management's Discussion and Analysis and financial releases on a quarterly and annual basis, and the Annual Audited Financial Statements and the Annual Information Form on an annual basis. The Committee concluded that these documents were complete, fairly presented and in accordance with generally accepted accounting principals that were consistently applied;

  •
  arranged for and reviewed the reports provided to the Committee by management and the external auditors on the Corporation's control environment as it pertains to the Corporation's financial reporting process and controls;

  •
  reviewed and discussed significant financial risks or exposures and assessed the steps management had taken to monitor, control, report and mitigate such risks to the Corporation;

  •
  reviewed the effectiveness of the overall process for identifying the principal risks affecting the achievement of business plans, and provided the Committee's view to the Board;

  •
  reviewed legal and regulatory matters that could have a material impact on the interim or annual financial statements, related corporation compliance policies, and programs and reports received from regulators or governmental agencies;

  •
  reviewed policies and practices with respect to hedging activities;

  •
  met on a regular basis with the external auditors without management present, and arranged for the external auditors to be available to attend Committee meetings;

  •
  reviewed and discussed with the external auditors all significant relationships that the external auditors and their affiliates had with the Corporation and its affiliates in order to determine the external auditors' independence; and

  •
  reviewed and evaluated the performance of the external auditor and the lead partner of the external auditor's team, made a recommendation to the Board regarding the reappointment of the external auditors at the annual meeting of the Corporation's shareholders, the terms of engagement of the external auditors, together with their proposed fees, external audit plans and results, and the engagement of the external auditors to perform non-audit services, together with the fees therefore, and the impact thereof, on the independence of the external auditors.

        The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2005.

        On behalf of the members of the Audit Committee: Lars-Eric Johansson (Chairman), Eira M. Thomas and Laurent E. Mommeja (joined the committee on June 22, 2004).

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

        The primary functions of the Human Resources and Compensation Committee are to assist the Board in carrying out its responsibilities by reviewing compensation and human resources issues and to make recommendations to the Board as appropriate.

        In 2005, the Human Resources and Compensation Committee and the Corporate Governance Committee reviewed the Human Resources and Compensation Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on January 25, 2005. The Charter is available on the Corporation's website www.aber.ca.

        To assist in the timely fulfillment of its Charter, the Human Resources and Compensation Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

  •
  Reviewed and submitted to the Board:

  •
  The Corporation's overall executive compensation strategy.

  •
  The corporate compensation plan and benefit plans including proposed salary ranges, bonuses, stock options, RSUs, and any other form of compensation.

  •
  The Chief Executive Officer's recommendation for salaries, budgets, organization and manpower plans, and succession planning.

  •
  Performance appraisals and overall compensation as recommended by the Chief Executive Officer for senior officers.

  •
  After consultation with the Chief Executive Officer, the appointment of new officers.

  •
  The compensation of the Chief Executive Officer.

  •
  Approved and reported to the Board:

  •
  The terms of employment contracts or change of control agreements with senior management, including termination benefits.

  •
  The granting of stock options pursuant to the Corporation's Stock Option Plan.

  •
  Approved its report for disclosure in the Management Proxy Circular on Executive Compensation.

  •
  Reviewed and assessed management development programs to enhance individual effectiveness and preparedness for greater responsibilities.

        The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2005.

        On behalf of the members of Human Resources and Compensation Committee: Laurent E. Mommeja (Chairman), Eira M. Thomas, Lyndon Lea (joined the Committee on January 25, 2005) and John M. Willson (joined the Committee on January 25, 2005).

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

        The Charter of the Corporate Governance Committee is to manage the corporate governance system for the Board and to assist the Board to fulfill its duty to meet the applicable legal, regulatory and self-regulatory business principals and codes of best practice of corporate behaviour and conduct.

        In 2005, the Corporate Governance Committee reviewed its Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on January 25, 2005. The Charter is available on the Corporation's website www.aber.ca.

        To assist in the timely fulfillment of its Charter, the Corporate Governance Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

  •
  Monitored the effectiveness of the corporate governance system regularly and recommended changes to the Board.

  •
  Reviewed polices governing Board size, composition, selection criteria and nominating process.

  •
  Reviewed director compensation and made recommendations to the Board.

  •
  Reviewed its charter and submitted it to the Board for disclosure to shareholders.

  •
  Reviewed and submitted to the Board for disclosure to shareholders:

  •
  Charter for the Audit Committee;

  •
  Charter for the Human Resources & Compensation Committee;

  •
  Policy on corporate disclosure, confidentiality and employee trading;

  •
  Policy on trading on Aber Diamond Corporation's securities;

  •
  General guidelines for the Board of Directors;

  •
  General guidelines for the Lead Director of the Board;

  •
  General guidelines for the Chairman of the Board;

  •
  General guidelines for the CEO;

  •
  Code of Ethics and Business conduct;

  •
  Whistleblower Policy.

  •
  Reviewed the DSU policy and awarded DSUs.

  •
  Reviewed the retirement age for the directors.

  •
  Met with the Corporate Disclosure Committee.

  •
  Monitored the effectiveness of the corporate governance system.

  •
  Prepared for disclosure to shareholders a report which describes the Corporation's governance practices.

  •
  Reviewed the credentials of nominees for re-election as directors against criteria and conflicts of interest, changes in occupation and issues of independence.

  •
  Recommended to the Board candidates for nomination for election as directors based on selection criteria and individual characteristics.

  •
  Recommended to the Board the allocation of Board members to the various Committees of the Board.

  •
  Reviewed succession planning for CEO and made recommendations to the Board.

  •
  Considered the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual members.

  •
  Determined orientation and education program for new Board members and continued development of all members of the Board.

        The Committee is satisfied that it has appropriately fulfilled its mandate for the fiscal year ended January 31, 2005.

        On behalf of the members of the Corporate Governance Committee: Lars-Eric Johansson (Chairman), Eira M. Thomas and John M. Willson (joined the committee on January 25, 2005).

STATEMENT OF EXECUTIVE COMPENSATION

Executive Compensation

        The compensation of the Chief Executive Officer, the Chief Financial Officer and the three Named Executive Officers of the Corporation, as defined in Form 51-102F6 — Statement of Executive Compensation, who were serving at the fiscal year ended January 31, 2005 is set out in the Summary Compensation Table below.

Summary Compensation Table

        The following table sets forth the compensation awarded, paid to or earned by the Corporation's Named Executive Officers during the three most recently completed fiscal years ended January 31, 2005. Thomas J. O'Neill, has an executive position with the Corporation and with its subsidiary, Harry Winston, Inc. Ronald Winston and Goldbarg Parstabar have executive positions with Harry Winston, Inc. On April 2, 2004, the Corporation acquired 51% of the outstanding shares of HW Holdings, Inc., which in turn owns 100% of the outstanding shares of Harry Winston, Inc.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Under Options/ SARs Granted (#)	Shares or Units Subject to Resale Restrictions ($)(6)	LTIP Payouts ($)	All Other Compensation ($)(7)
Robert A. Gannicott Chief Executive Officer	2005 2004 2003	800,000 750,000 600,000	800,000 500,000 420,000	Nil Nil Nil	110,000 100,000 200,000	1,600,000 Nil Nil	Nil Nil Nil	3,095 Nil Nil
Alice Murphy(2) Chief Financial Officer	2005 2004	375,000 110,938	150,000 50,000	Nil Nil	Nil 100,000	82,400 Nil	Nil Nil	366 Nil
Thomas J. O'Neill(3) President of the Corporation and Chief Executive Officer of Harry Winston, Inc.	2005	751,858	590,316	Nil	100,000	453,200	Nil	280,398
Ronald Winston(4) Chairman of Harry Winston, Inc.	2005	1,074,083	Nil	195,723	Nil	Nil	Nil	128,890
Goldbarg Parstabar(5) Managing Director, Harry Winston Far East	2005	290,003	172,283	349,636	Nil	Nil	Nil	Nil

(1)
The other annual compensation for Ronald Winston represents US$61,853 related to allowances for life insurance and an automobile lease with related costs. In addition Mr. Winston earned a fee of US$90,000 for services rendered under a Management Agreement with Harry Winston, Inc. and HW Holdings, Inc for advisory services provided by Mr. Winston as a shareholder of HW Holdings, Inc. Golbarg Parstabar received various expatriate benefits relating to cost of living, rent, and local taxes, totaling Yen 29,272,458. Perquisites and other personal benefits for the other Named Executive Officers are not included since they do not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for the Named Executive Officers.

(2)
Alice Murphy was appointed the Chief Financial Officer on October 14, 2003.

(3)
Thomas J. O'Neill was appointed the President on April 15, 2004. Mr. O'Neill was also appointed Chief Executive Officer of Harry Winston, Inc. on the same date.

(4)
Ronald Winston is the Chairman of Harry Winston, Inc. Harry Winston, Inc. became a subsidiary of the Corporation on April 2, 2004 and, accordingly, the compensation for Ronald Winston is reported on a pro rata basis.

(5)
Goldbarg Parstabar is Managing Director of Harry Winston Far East, a subsidiary of Harry Winston, Inc., that became a subsidiary of the Corporation on April 2, 2004 and accordingly the compensation is reported on a pro rata basis.

(6)
The amounts shown are for each Named Executive Officer, other than Robert A. Gannicott, represent the value of restricted share units ("RSUs") awarded under the Corporation's RSU Plan. The value was determined based on a share price of $41.20. These RSUs vest and are paid out at the end of three years. Details of the RSU Plan can be found in the Human Resources and Compensation Committee's Report on Executive Compensation. The amounts shown for Robert A. Gannicott represents 16,990 RSUs, based on a share price of $41.20, awarded to him in the fiscal year, and a bonus of $900,000, awarded in the form of 22,500 RSUs based on a share price of $40.00. The 16,990 RSUs vest and are paid out at the end of three years. The 22,500 RSUs vest and are paid out upon the death or disability of Mr. Gannicott, or, at his option, upon his ceasing to be employed by the Corporation or upon a change of control. The 22,500 RSUs are subject to increase or decrease determined by multiplying the original grant of 22,500 RSUs by the percentage increase or decrease in the value of Harry Winston, Inc. from the date it became a subsidiary of the Corporation to the date of payment. The table below shows the number of RSUs outstanding for each Named Executive Officer, and their value at January 31, 2005.

(7)
The amounts shown for Thomas J. O'Neill represent a signing bonus of $268,100, that compensated Mr. O'Neill for amounts that were due to be paid by his previous employer, and RSUs in the value of $1,995 based on nominal equivalents of dividends on the Corporation's Common Shares. Ronald Winston received a one-time fee of US$100,000 under a Management Agreement with Harry Winston, Inc. and HW Holdings, Inc. in consideration for Services provided by Mr. Winston as a shareholder of HW Holdings, Inc. The amounts shown for the other Named Executive Officers represent the value of additional RSUs awarded based on nominal equivalents of dividends on the Corporation's Common Shares.

  RESTRICTED SHARE UNITS OUTSTANDING AS OF JANUARY 31, 2005

Name	Number of Units	Value
Robert A. Gannicott	39,566	$1,611,128
Alice Murphy	2,009	$81,806
Thomas J. O'Neill	11,049	$449,915
Ronald Winston	Nil	N/A
Goldbarg Parstabar	Nil	N/A

  The table below shows the number of RSUs granted in the fiscal year. The payout value will be based upon the 5 day average closing price of the Corporation's Common Shares prior to the payout date and will include accumulated dividend equivalents automatically credited.

  RESTRICTED SHARE UNIT AWARDS GRANTED

Name	Units Granted	Period until Payout
Robert A. Gannicott	39,490	3 years	(8)
Alice Murphy	2,000	3 years
Thomas J. O'Neill	11,000	3 years
Ronald Winston	Nil	N/A
Goldbarg Parstabar	Nil	N/A
(8)
See footnote (6) above for earlier payout periods for 22,500 RSUs granted to Robert A. Gannicott.

Options Grants

        The following table sets forth the options granted to the Corporation's Named Executive Officers during the most recently completed fiscal year.

OPTION GRANTS DURING THE YEAR ENDED JANUARY 31, 2005

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of the Grant ($/Security)	Expiration Date
Robert A. Gannicott	110,000	33%	$41.45	$41.45	April 7, 2014
Alice Murphy	Nil	N/A	N/A	N/A	N/A
Thomas J. O'Neill	100,000	30%	$41.95	$41.95	September 8, 2014
Ronald Winston	Nil	N/A	N/A	N/A	N/A
Goldbarg Parstabar	Nil	N/A	N/A	N/A	N/A

Option Exercises and Year-end Option Values

        The following table sets forth any exercises of, and the year-end value of, incentive stock options held by the Corporation's Named Executive Officers.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
FISCAL YEAR AND FISCAL YEAR-ENDED OPTION VALUES

			Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(1)
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable (#)	Unexercisable (#)
Robert A. Gannicott	Nil	N/A	805,000	235,000	21,840,350	1,938,750
Alice Murphy	Nil	N/A	25,000	75,000	18,000	54,000
Thomas J. O'Neill	Nil	N/A	35,000	100,000	527,650	0
Ronald Winston	Nil	N/A	Nil	Nil	0	0
Goldbarg Parstabar	Nil	N/A	Nil	Nil	0	0

(1)
Based on the last trade of the Common Shares on The Toronto Stock Exchange prior to the close of business on January 31, 2005, of $40.72.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information as of January 31, 2005, concerning options outstanding pursuant to the Corporation's existing stock option plan, which has been approved by the shareholders of the Corporation and which is the only compensation plan of the Corporation under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Common Shares remaining available for future issuance under the stock option plan
Stock Option Plan	2,330,339	$22.59	282,702
Equity compensation plans not approved by shareholders	Nil	Nil	Nil
Total	2,330,339	$22.59	282,702

Employment Contracts

        The Corporation has executive employment agreements with Robert A. Gannicott, Thomas J. O'Neill, Alice Murphy and Ronald Winston.

        Robert A. Gannicott's executive employment agreement provides for an annual salary of $840,000 and an annual target bonus of 100% of his gross salary. His agreement further provides that if his employment is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal to three years annual salary and bonus.

        Thomas J. O'Neill's executive employment agreement provides for: (a) an annual salary of US$1,000,000; (b) an annual bonus of US$500,000; (c) deferred compensation in the amount of US$5,000,000 to compensate him for the loss of the long term incentive benefits that he held with his previous employer, vesting over a three year period commencing on July 1, 2004, which may be placed in a deferral account at the option of Mr. O'Neill; (d) an annual grant of 10,000 RSUs, plus that number of RSUs as shall equal the annual number of DSUs awarded to non-executive directors; and (e) the ability to earn an amount equal to 4% of the increase in the value of Harry Winston, Inc. from the time it became a subsidiary of the Corporation (more fully discussed in the section "Long Term Incentive — Phanton Equity" on page 20). Mr. O'Neill was also awarded a signing bonus of US$216,000. Mr. O'Neill's executive employment agreement provides that if his employment is terminated without cause he will be entitled to receive a payment equal to three years annual base salary.

        Alice Murphy's executive employment agreement provides for an annual salary of $386,000 and an annual target bonus of 40% of her gross salary. Her agreement further provides that if her employment is terminated without just cause, or if she elects to terminate the agreement within six months of a change in control, she will be entitled to receive a payment equal to two years annual salary and bonus.

        Ronald Winston's executive employment agreement is a five year contract dated from March 31, 2004 that provides for (a) an annual salary of US$1,000,000 until December 31, 2006, and US$750,000 thereafter; and (b) health benefits. His agreement further provides that if his employment is terminated without cause, he will be entitled to receive a payment equal to his then current annual base salary for the remainder of the contract period, but in any event not less than one year of the current annual base salary. In addition to the remuneration under his employment contract, Ronald Winston also receives an annual fee of US$108,000 for services rendered under a Management Services agreement with Harry Winston, Inc. that relates to services and costs incurred by Mr. Winston as a shareholder of HW Holdings, Inc.

Human Resources and Compensation Committee Report on Executive Compensation

        The Corporation's policy for determining executive compensation is based on the following fundamental principles:

  •
  Management's fundamental objective is to maximize long term shareholder value;

  •
  Performance is the key determinant of pay for executive officers; and

  •
  The executive officers have clear management accountabilities.

        The pivotal and continuing theme of the Corporation's compensation policy has been to tie remuneration to the financial performance of the Corporation and the enhancement of shareholder value. This underlies the need to attract, retain and motivate outstanding executive talent.

        In determining compensation for most senior executives, the Corporation considers the compensation practices of companies that operate in similar industries and/or that are comparable in size and with whom the Corporation competes for executive talent. This competitive information is provided by external consultants retained by the Corporation. Subject to the discretion of the Human Resources and Compensation Committee and the Board, the Corporation seeks to position total compensation, when planned results are achieved, for its executives, including base salary, annual and long-term incentives competitively with that paid by the comparator group, for positions with equivalent responsibilities and scope.

        Compensation is comprised of four main components: base salary, annual incentive, mid-term incentive, long-term incentive and benefits. The Human Resources and Compensation Committee annually reviews each component and relevant competitive factors and makes recommendations based on individual performance, taking into account leadership abilities, retention risk and succession plans.

Base Salaries

        Base salaries are established according to the criteria set forth above.

Annual Bonus Incentive

        Along with the establishment of competitive salary structures and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize high levels of performance by linking achievement of specific goals with variable compensation in the form of annual bonus awards.

        The bonus opportunity is established and adjusted, as required, to remain competitive with the Corporation's comparator group of companies. Target bonus awards range from 30% to 100% of base salary for the executive group. Actual bonus compensation for executive officers is determined on the basis of corporate and individual performance.

Mid-term Incentives — RSUs

        On April 5, 2004, the Corporation adopted a Restricted Share Unit Plan (the "RSU Plan") for employees under which regular employees of the Corporation and its subsidiaries may be granted restricted share units ("RSUs"). The RSU Plan provides compensation opportunities that facilitate recruitment and retention and promote alignment of interest between employees and shareholders of the Corporation.

        Under the RSU Plan, selected employees receive an award of RSUs. The RSUs accumulate additional units based on nominal equivalents of dividends of the Corporation's Common Shares. The RSUs vest and are redeemable on the settlement date determined by the Human Resources & Compensation Committee which shall be no later than November 30 of the calendar year in which the third anniversary of the date of an award occurs. The vesting of RSUs can occur in the case of death, retirement or change of control. The redemption value for a RSU is the five day average closing price of a Common Share of the Corporation prior to the redemption date.

        In addition to the mid-term incentive grants of RSUs, the RSU Plan provides that selected employees may elect to receive up to 100% of the employee's short-term incentive compensation in form of RSUs. These RSUs are treated in the same manner as the mid-term incentive RSUs, except that they are vested at the time they are granted to the employee.

Long-Term Incentive — Stock Options

        The Corporation has relied on the grant of stock options to align management interest with shareholder value. Grant ranges are established independently each year to provide competitive long-term incentive value with that provided by the comparator group, with significant recognition of contribution and potential in the individual awards. The options have a ten-year term and an exercise price equal to fair market value at the time of grant. With the introduction of the RSU Plan in April, 2004, significantly less reliance has been placed on the grant of stock options as form of incentive compensation.

        The Corporation currently has in place a stock option plan, which was approved by the shareholders of the Corporation on July 27, 2000 and amended by the Shareholders on June 28, 2001 (the "Plan"). The maximum number of Common Shares which can be issued under the Plan is 4,500,000 (representing 7.8% of the Corporation's outstanding shares). As of the close of business on April 25, 2005, the Corporation had issued an aggregate of 1,974,390 Common Shares pursuant to exercise of options granted under the Plan and there were issued and outstanding options to purchase an aggregate of 2,053,508 Common Shares (representing 3.5% of the Corporation's outstanding shares) under the Plan. The Plan further provides: (a) the total number of shares which may be reserved for issuance to any one individual, together with all other outstanding stock options granted to such individual, shall not exceed 2% of the outstanding shares of the Corporation; (b) the maximum number of shares which may be reserved for issuance to insiders is 10% of the Corporation's outstanding shares; (c) options are only granted to service providers; (d) the purchase price for the shares of the Corporation under each option is the closing price of the Corporation's Common Shares on the trading date immediately prior to the option grant; (e) the term of the options shall not exceed 10 years; (f) each optionee shall be entitled to exercise his or her option in respect of the full number of optioned shares upon the occurrence of an acceleration event, which is generally a change of control or the liquidation of the corporation; (g) optionees may exercise their vested options, within 90 days of ceasing to be a service provider or within one year in the event of death; (h) the options are non-assignable; and (i) the Board may amend the Plan subject to regulatory approval.

Long Term Incentive — Phantom Equity

        The Corporation's subsidiary, Harry Winston, Inc., has adopted a phantom equity arrangement for its key executives. These executives can, collectively, earn an amount equal to 10% of the increase in the value of Harry Winston, Inc. from the time it became a subsidiary of the Corporation. The right to earn this aggregate 10% has been almost fully allocated among certain key executives of Harry Winston, Inc.

Benefits

        Benefits are maintained at a level that is considered competitive with similar companies.

Chief Executive Officer Compensation

        The Summary Compensation Table summarizes the compensation data for the Chief Executive Officer and other Named Executive Officers.

        The Chief Executive Officer's annual compensation is set by the Board and comprises the components described above. The Chief Executive Officer's target bonus opportunity is 100% of his base salary.

        The individual performance of the Chief Executive Officer is measured against the goals, objectives and standards set annually between the Chief Executive Officer and the Human Resources and Compensation Committee. The goals include both financial and non-financial dimensions, covering performance in the following areas: financial performance, marketing, operations, human resources management, technology and information infrastructure management, strategic planning and corporate governance.

        Based on a review of the foregoing, and the relevant competitive factors, the Human Resources and Compensation Committee rates the performance of the Chief Executive Officer as part of his performance review and recommends to the Board of Directors his compensation based on his and the Corporation's performance.

        On behalf of the members of Human Resources and Compensation Committee: Laurent E. Mommeja (Chairman), Eira M. Thomas, Lyndon Lea (joined the Committee on January 25, 2005) and John M. Willson (joined the Committee on January 25, 2005).

Performance Graph

        The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on its Common Shares with the cumulative total return of The S&P/TSX Composite Index (formerly the TSE 300 Composite Index). For this purpose, the yearly change in the Corporation's cumulative total shareholder return is calculated by dividing the difference between the price for the Common Shares at the end and the beginning of the "measurement period" by the price for the Common Shares at the beginning of the measurement period. "Measurement period" means the period beginning at the market close on the last trading day before the beginning of the Corporation's fifth preceding fiscal year, through and including the end of the Corporation's most recently completed fiscal year.

	Jan. 31, 2000	Jan. 31, 2001	Jan. 31, 2002	Jan. 31, 2003	Jan. 31, 2004	Jan. 31, 2005
Aber	$100.00	$142.76	$218.94	$334.71	$302.24	$297.62
S&P/TSX Composite	$100.00	$86.06	$74.04	$92.02	$103.50	$106.99

ADDITIONAL INFORMATION

        Copies of the Management Information Circular, the Annual Report which contains the comparative audited financial statements of the Corporation, any interim financial statements subsequent to those statements contained in the Annual Report and Management's Discussion and Analysis, and the Annual Information Form may be obtained from SEDAR at www.sedar.com or free of charge upon request from the Director, Investor Relations of the Corporation at P. O. Box 4569, Station "A", Toronto, Ontario M5W 4T9, (416) 362-2237 or by viewing the Corporation's web site www.aber.ca.

BOARD APPROVAL

        The directors of the Corporation have approved the contents and sending of this Management Proxy Circular to the shareholders.

Lyle R. Hepburn
Corporate Secretary
April 25, 2005

SCHEDULE "A" — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The Toronto Stock Exchange (the "TSX") requires every listed company incorporated in Canada to disclose on an annual basis its approach to corporate governance in a "Statement of Corporate Governance Practices". Section 473 of the TSX Company Manual (the "Manual") requires that this statement constitute a complete description of a company's system of corporate governance, with specific reference to each of the fourteen principal guidelines set out in section 474 of the Manual. In turn, section 475 of the Manual requires that this disclosure be complete. Accordingly, where a company's system differs from those guidelines, or to the extent that the guidelines do not apply to a company's system, the statement must explain any difference or inapplicability.

        The Corporation is listed both on the TSX and on NASDAQ. As such, the Corporation is required to comply with the Sarbanes-Oxley Act of 2002, the rules adopted by the United States Securities and Exchange Commission ("SEC") pursuant to that Act and the NASDAQ corporate governance rules (the "NASDAQ Rules") as they apply to foreign private issuers.

        The Canadian Securities Administrators ("CSA") has also recently adopted rules relating to audit committees and further changes are expected as the CSA has published for comment draft rules and policies relating to disclosure of corporate governance practices and draft amendments to its rules related to audit committees. The Corporation has amended its governance practice as regulatory changes have come into effect in recent years and will continue to follow regulatory changes and consider amendments to its governance practices as appropriate.

        Since the CSA rules relating to corporate governance are not yet in effect, the following report by the Corporate Governance Committee will describe the corporate governance practices of the Corporation as compared to the TSX's guidelines on corporate governance. Comments are also included in respect of the applicable provisions of the Sarbanes-Oxley Act and the NASDAQ Rules.

(1)
The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:

  The board of directors (the "Board") has the responsibility to manage or supervise the management of the business and affairs of the Corporation. The Board selects and appoints the Corporation's Chief Executive Officer and, through him, other officers and senior management to whom the Board delegates certain of its power of management. The Board approves strategy, sets targets, performance standards and policies to guide them; monitors and advises management; sets their compensation and, if necessary, replaces them.

  To assist the Board in the implementation of key policies, it delegates some of its responsibility to committees. As part of its duties, the Board reviews, through reports from the Corporate Governance Committee, and approves the structure, Charter and composition of its committees. It also receives and reviews regular and timely reports of the activities and findings of those committees. Directors receive minutes of all committee meetings.

  (a)
  adoption of a strategic planning process:

    Strategic planning is at the forefront of deliberations at meetings of the Board. Management is responsible for the development of overall corporate strategies. These strategies are under constant review by the Board and senior management.

    Throughout the year, the Board reviews management's and the Corporation's performance against approved business plans and policies. The Board also reviews and approves specific proposals for all major capital expenditures, checking for consistency with budgets and strategic plans, and deals with a large number of individual issues and situations requiring decision by the Corporation, such as acquisitions, investments and divestitures.

  (b)
  the identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks;

    The Board ensures that an appropriate risk assessment process is in place to identify, assess and manage the principal risks of the Corporation's business. Management reports regularly to the Board in relation to principal risks which potentially affect the Corporation's business activities.

  (c)
  succession planning, including appointing, training and monitoring senior management;

    The Board regularly reviews management succession plans and, where necessary, initiates and supervises searches for replacement candidates. It also sets objectives for, and reviews the performance of, the senior officers of the Corporation and approves their appointments and compensation.

  (d)
  a communications policy for the corporation; and

    The Board reviews and approves, for release to shareholders, quarterly and annual reports on the performance of the Corporation. It reviews all material public communications and seeks to ensure that the Corporation communicates effectively with its shareholders and other stakeholders. The Board has procedures in place to ensure effective communication between the Corporation, its shareholders, investors and the public, including the dissemination of information on a regular and timely basis. The Chief Executive Officer, the President and the Chief Financial Officer have dedicated a portion of their time to communicating with shareholders and prospective investors. Through its Director, Investor Relations, the Corporation responds to questions and provides information to individual shareholders, institutional investors, financial analysts and the media. Information is also widely available at the Corporation's website located at www.aber.ca.

  (e)
  the integrity of the corporation's internal control and management information systems.

    The Board ensures that mechanisms are in place to guide the organization in its activities. The Board reviews and approves a broad range of internal control and management systems covering, for example, expenditure approvals, financial controls, environment and health and safety matters. Such systems are designed to inform the Board of the integrity of the financial and other data of the Corporation and are subject to audit reviews. Management is required to comply with legal and regulatory requirements with respect to all of the Corporation's activities.

(2)
The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

  Six of the directors standing for election are unrelated within the meaning of the TSX Guidelines and independent within the meaning of NASDAQ Rules.

  The Corporation does not have a significant shareholder. The shares are principally held by various institutional shareholders.

(3)
The application of the definition of "unrelated director" to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

  As indicated above, six proposed directors are considered by the Board to be unrelated and independent directors within the meaning of Canadian and US securities laws and the NASDAQ Rules. A director is considered to be unrelated and independent by the Board if the Board determines that the director has no direct or indirect material relationship with the Corporation. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of the director's judgment independent of management.

  The Board has determined that the related and non-independent directors are: Robert A. Gannicott, the Chief Executive Officer of the Corporation; Thomas J. O'Neill, the President of the Corporation; and J. Roger B. Phillimore, because of his consulting arrangement with the Corporation.

(4)
The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management, directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

  The Corporate Governance Committee, composed entirely of unrelated and independent directors, considers all proposed nominees for the Board and recommends nominees to the Board. The Committee periodically assesses the skill sets of current directors and recommends desired background and qualifications for director nominees, taking into account the needs of the Board at the time. Breadth of perspective, experience and judgment are critical qualities of a director and strongly influence the selection criteria for Board membership. All directors serve or have served on a number of corporate boards and bring a broad base of international experience and expertise to Board deliberations.

(5)
Every board of directors should implement a process to be carried out by the Corporate Governance Committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

  The Board assessment is done periodically and consists of an interview and discussion by the Chairman of the Corporate Governance Committee with each director on an informal basis. The Committee addresses issues such as director representation in terms of expertise and experience, Board size, director succession planning, meeting quality and efficiency, director contribution and interaction, management effectiveness and the Board's relationship with management.

(6)
Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

  New directors are provided with a comprehensive information package on the Corporation and its management and are fully briefed by senior management on the corporate organization and key current issues. Visits to key operations are also arranged for new directors.

  Ongoing training and development of directors consists of similar components, i.e., updated written corporate information, site visits and presentations by experts in numerous fields that are important to the Corporation's interests.

(7)
Every board of directors shall examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.

  The Board and the Corporate Governance Committee, with the Lead Director, monitor the size of the Board to ensure effective decision-making. The Corporate Governance Committee also develops, reviews and monitors criteria for selecting directors by assessing their qualification, personal qualities, geographical representation, business background and diversified experience. The directors have proposed nine nominees for the position of director in the upcoming year.

(8)
The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

  The adequacy and form of director compensation is reviewed on an annual basis. In addition to directors' responsibilities and time commitment, this review also takes into account director remuneration of peer companies. The Corporate Governance Committee recommends the directors' compensation to the Board, for approval.

(9)
Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.

  Each of the Audit Committee, the Human Resources and Compensation Committee and the Corporate Governance Committee is composed entirely of unrelated and independent directors. Current Charters for each of the Committees are available on the Corporation's website www.aber.ca.

(10)
Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation's approach to governance issues. This committee would, amongst other things, be responsible for the corporation's response to these governance guidelines.

  The Corporate Governance Committee is responsible for developing and reviewing, with recommendations to the Board where appropriate, the Corporation's approach to all matters of corporate governance, including the Corporation's response to the TSX Guidelines, and reporting thereon to the Board. The Corporation has adopted a Code of Ethics and Business Conduct, a Policy on Corporate Disclosure, Confidentiality and Employee Trading, a Policy on Trading in Securities of the Corporation and a Whistleblower Protection Policy. All of these policies are available on the Corporation's website www.aber.ca.

  The SEC requires a Corporation to disclose if it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller. The Corporation is in compliance. The Corporation has adopted a code of ethics entitled Code of Ethics and Business Conduct which is applicable to all directors, officers and employees of the Corporation and its subsidiaries. The Code is available on the Corporation's website www.aber.ca, and will be provided in print to any Shareholder who requests it.

(11)
The board of directors, together with the Chief Executive Officer, should develop position descriptions for the board and for the Chief Executive Officer, involving the definition of the limits to management's responsibilities. In addition, the board should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting

  The Corporation has written guidelines for each of the Board, the Lead Director and the Chairman and Chief Executive Officer. These guidelines are available on the Corporation's website www.aber.ca.

  The Board has established and approved the duties and responsibilities that have been delegated to senior management.

  The Chief Executive Officer's position description is reviewed by the Board on an on-going basis. Annual objectives for the Corporation and the Chief Executive Officer are developed jointly by the Board and the Chief Executive Officer. The attainment of these objectives is reviewed by the Board. The Chief Executive Officer is also responsible and accountable for pursuing the strategic goals which are considered and adopted by the Board at its annual strategy meetings.

  Management is required to seek the Board's approval for any major transaction. The Board would be required to give prior approval to any action that would lead to a material change in the nature of the business and affairs of the Corporation.

(12)
Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the "lead director". Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board's relationship to management to a committee of the board.

  Lars-Eric Johansson, who is not a member of management and who is unrelated and independent, has been appointed Lead Director for the Corporation. One of his principal responsibilities is to oversee the Board processes so that it operates efficiently and effectively in carrying out its duties and to act as a liaison between the Board and management.

  The Corporate Governance Committee, composed entirely of unrelated and independent directors, is responsible for reviewing and assessing the independence, performance and effectiveness of the Board and its committees and the contribution of individual directors.

  The Board has established a policy of having the outside directors conduct a private session independent of management as part of each Board meeting.

(13)
The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management's responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

  The Audit Committee, composed entirely of unrelated and independent directors, meets regularly with the Corporation's financial management team, and with the internal and external auditors without management present, to satisfy itself and the Board that shareholders receive timely and accurate reports on the financial status of the Corporation and that the Corporation's system of internal controls is working satisfactorily. In doing so, it draws on the resources and expertise of the Corporation's financial management team, as well as those of the external auditors. It reviews and reports to the Board regularly on matters involving internal controls, environmental provisions, financial reporting and disclosure.

  The Board has determined that each member of the Audit Committee is "financially literate" and that its Chairman, Lars-Eric Johansson, is an "audit committee financial expert" as such terms are defined under Canadian and US securities laws.

  The Board has adopted a Charter which sets out the Audit Committee's duties and responsibilities. The Charter is reviewed by the Audit Committee and the Board at least annually. This Charter is available on the Corporation's website www.aber.ca.

  The SEC requires a corporation to disclose in its Annual Report, Form 40-F, in tabular form, the auditors' fees paid by the Corporation for its current fiscal period and its prior fiscal period and must disclose the audit committee's pre-approval policies related to such services. The Corporation will comply.

(14)
The board of directors should implement a system which enables an individual director to engage an outside advisor at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

  Individual directors may engage outside advisors with the authorization of the Corporate Governance Committee.

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Exhibit 1